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                                                               [LOGO] METLIFE(R)

                                                                     Exhibit (1)

                                                                  April 26, 2005

Metropolitan Life Insurance Company
200 Park Avenue
New York, NY 10166
212 578-2211

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 9 to Registration Statement No. 333-40161 on Form N-6 ("Registration Statement") which covers, among others, premiums received under the Equity Enricher offered by Metropolitan Life Insurance Company ("MLIC") in each State where it has been approved by appropriate State insurance authorities (the "Equity Enricher"). As a Vice-President and Actuary of MLIC, I have reviewed the Equity Enricher form (the "Rider Form") and I am familiar with the Registration Statement and Exhibits thereto. In my opinion the illustrations of Equity Enricher death benefits and cash values in Appendix A to the Prospectus for the Equity Enricher included in the Registration Statement, based on the assumptions stated therein, are consistent with the provisions of the Rider Form and with MLIC's administrative procedures. Also, in my opinion, the amounts assumed in the illustrations for current charges remain reasonable, based on MLIC's current expectations. The rate structure of the Equity Enricher has not been designed so as to make the relationship between premiums and benefits, as shown in these illustrations, appear to be materially more favorable to a prospective purchaser of the Equity Enricher for males age 40, than to prospective purchasers of the Equity Enricher for a male at other ages or for a female. Nor have the assumptions in the particular illustrations shown been selected for the purpose of making the relationship appear materially more favorable. The illustrations are based on a commonly used rating classification and a premium amount and age that are appropriate to the market in which the Equity Enricher is sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

                                                      Very truly yours,


                                                      /s/ Marian J. Zeldin
                                                      --------------------------
                                                      Marian J. Zeldin
                                                      Vice-President and Actuary